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                                                                     Exhibit 99

For further information:
         MEDIA CONTACT:    Tina Farrington, 419-784-2549, rfcmkt@rurban.net
         INVESTOR CONTACT: Valda Colbart, 419-784-2759, rfcinv@rurban.net

                   RITA KISSNER APPOINTED AS BOARD MEMBER FOR
           RURBAN FINANCIAL CORP. AND THE STATE BANK AND TRUST COMPANY

Defiance, Ohio - September 14, 2004 - Rurban Financial Corp. (Nasdaq: RBNF) ("Rurban"), a leading provider of full-service banking, investment management, trust services and bank data processing, is pleased to announce the appointment of Rita Kissner to the board of directors of Rurban Financial Corp. and The State Bank and Trust Company. Ms. Kissner will assume her duties on these boards at the September 15, 2004 meetings.

Ms. Kissner served as the mayor of Defiance from 1992 until her retirement in January 2000. She began her political career in 1976 as a member of Defiance City Council, and then became City Auditor and Finance Director. Ms. Kissner is an active member of St. Mary's Catholic Church and serves on the boards of Catholic Charities, Yokefellow Spiritual Retreat Center and Defiance College. She is a graduate of Elyria Catholic High School and Ohio University where she earned a Bachelor of Science in Education.

"Ms. Kissner is a highly regarded member of our community and will be a valuable addition to the boards. Her unique community experiences and background will provide a new perspective for the Company," Rurban President and Chief Executive Officer Ken Joyce commented.

     Ms. Kissner is the wife of the late John Kissner. Together they have three children and four grandchildren.

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,567,968 shares outstanding.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC Loan Subsidiary. The bank offers a full range of financial services through their offices in Defiance, Paulding and Fulton Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Mid-West. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.


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Forward-looking statements speak only as of the date on which they are made, and
Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.

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